Exhibit 10.9

Employment Contract

dated 1 March 2021

between

HOLCIM (US) Inc.	(the Company)

and

Jamie Gentoso	(the Employee)

1.	Superseding Agreement and Years of Service

This Employment Contract supersedes all employment arrangements, including, without limitation, any contractual agreements, between the Employee and the Company or between the Employee and any other company of the LafargeHolcim Group, except any previous agreement by the Employee to keep Company information confidential.

If any rights or obligations pertaining to the Employee’s employment under this Employment Contract depend on years of service, the time the Employee has worked for another LafargeHolcim Group company will be added to the years of service for the Company.

2.	Role

The Employee is appointed as Head Solutions & Products Global Business Unit and member of the Executive Committee of the LafargeHolcim Group with an effective date of 1 March 2021.

The Employee shall dedicate full working capacity to the Company and the affiliates, subsidiaries divisions and other companies of LafargeHolcim Ltd (hereinafter the LafargeHolcim Group). She shall devote as much time to the performance of her duties hereunder as shall be necessary and adequate; this role is exempt in accordance with the U.S. Fair Labor Standards Act (FLSA).

The Employee will report to the CEO of LafargeHolcim Ltd and, on his instruction, to the Board of Directors of LafargeHolcim Ltd and its Chairperson. The CEO has the mandate to supervise the Employee. The Employee’s functions and responsibilities are determined in the Organizational Rules approved by the Board of Directors of LafargeHolcim Ltd and as amended from time to time, and as determined by the Board of Directors of LafargeHolcim Ltd or the CEO from time to time.

As a member of the Executive Committee, the Employee is obliged to take on official functions (e.g. membership on a Board of Directors, management position) in certain LafargeHolcim Group companies in the interest of the LafargeHolcim Group. Every paid or unpaid activity for or on behalf of any company or companies outside of the LafargeHolcim Group requires the Company’s prior written approval.

3.	Place of Work

The Employee will maintain an office in Chicago, Illinois USA and shall work there, from home when appropriate, or from any other place where the LafargeHolcim Group operates, as directed by the CEO.

The Employee is aware of and accepts that she will be required to travel frequently.

4.	Financial Compensation

4.1	Annual Base Salary

The Annual Base Salary is set at USD 600,000 gross, which will be paid in 26 installments, once every two weeks, in accordance with the regular Company payroll schedule.

The Annual Base Salary for subsequent years may be reviewed once a year, taking into account in particular the financial results of the companies of the LafargeHolcim Group, the Employee’s performance and the economic environment, as well as the general level of compensation in other comparable companies. The Employee is not entitled to any increase of the Annual Base Salary.

4.2	Variable Compensation

The Employee will participate in the annual bonus and long-term incentive plans of the LafargeHolcim Group (as opposed to annual bonus and long-term incentive plans of any single legal entity) as amended from time to time.

The Employee is aware and accepts that bonus and incentive plans can be amended at any time by the Nomination, Compensation & Governance Committee or the Board of Directors of LafargeHolcim Ltd. The Employee does not have a right to receive any such payment, and any such payment made is not precedent for future or further payments, and may not be cited as evidence of the Employee’s entitlement to such a payment in the future.

4.3	Car Allowance

The Employee is entitled to a car allowance in the annual amount of USD 29,000 gross, which will be paid in 26 installments, once every two weeks, in accordance with the regular Company payroll schedule. This amount is in addition to the Employee’s regular salary and will be included in her compensation, paid once every two weeks. All claims for the use of the car are covered by this sum, and no further claims for vehicle-related expenses may be made except for mileage claims related to business travel.

4.4	Benefits

The employee shall continue to be covered by the Company’s comprehensive benefits package for salaried employees.

4.5	Deductions and Contributions

All required, and all requested and allowed deductions will be made from the Employee’s gross compensation paid once every two weeks in accordance with the Company’s regular payroll schedule (26 pay periods per year). The Company will deduct from the Employee’s gross Annual Base Salary, as well as from any compensation under any bonus or incentive plan and the allowance pursuant to Article 4.3 the applicable Employee contributions to all relevant social security programs, retirement plans, and insurances, as prescribed by law, regulations or agreements. Moreover, domestic and foreign withholding taxes, if any, payable by the Employee in accordance with all applicable laws and regulations, will be deducted before payout.

4.6	Business Expenses

The Employee is entitled to receive reimbursement for reasonable business expenses in accordance with the Company’s business expense policies.

4.7	Shareholder Approval

Any compensation (including allowances and fringe benefits) paid or to be paid under this Employment Contract is, to the extent required by the laws of Switzerland and the LafargeHolcim Articles of Association, subject to approval by the general meeting of shareholders of LafargeHolcim Ltd (“General Meeting”).

The Employee accepts that in case her compensation is affected by a non-approval of the General Meeting, the compensation might be reduced and the Employee agrees that any such reduction will not give her reason to terminate the employment with immediate effect without giving notice as required by Paragraph 5 below.

The Employee further agrees that in case the General Meeting does not approve the aggregate compensation of the Executive Committee of LafargeHolcim Ltd and the Company pays out an interim compensation, any such compensation is paid or granted on a conditional basis and if the General Meeting later approves an amount that is lower than what has been paid out already on a pro rata basis, the Employee is liable for the overpayment, and the Company may adjust future compensation of the Employee (after providing notice) to recoup any overpayment or enter into an agreement with the Employee for repayment.

5.	Duration and Termination

This Employment Contract shall become effective on 1 March 2021.

This Employment Contract is for an unlimited period but can be terminated according to the termination clauses stated below.

Each party has the right to terminate this Employment Contract with effect as of the end of each month with a notice period of 12 months.

Subject to below, during the notice period, the Employee shall be entitled to continued payment of the Annual Base Salary and, pursuant to and subject to the applicable plan rules, continued bonus payments.

The Company shall be entitled to release the Employee from her duty to work (“garden leave”) at any time. During the period of garden leave (the “Garden Leave Period”), the Employee undertakes not to pursue any employment or other assignment without obtaining prior written consent from the competent Committee of the Board of Directors of LafargeHolcim Ltd. If such written consent is given and the Employee takes up new employment during the Garden Leave Period, the Employment Contract shall end as of the day preceding the start of such new employment or self-employment. For the avoidance of doubt, all payments due up to the end of the contract period shall be paid and the employee shall not be entitled to further payments in respect of the Annual Base Salary and, if applicable, bonus payments pro rata to the original end date. Any outstanding (unvested or vested) performance share units or options shall be treated in accordance with the applicable plan rules.

In the event that the Company, in its sole discretion, releases the Employee from her duty to work during the termination notice period, any outstanding, untaken or accrued vacation or holiday entitlements shall be taken during such garden leave period and shall be, in any event, deemed to be compensated and taken during such period. Consequently, vacation days will not be paid out.

6.	Vacation

The Employee shall continue to accrue paid vacation time in accordance with her current vacation accrual rate and the Company’s policy. The Employee is required to take all annual vacation during the calendar year during which it is accrued.

7.	Duty of Care and Loyalty

The Employee shall diligently and carefully perform the work assigned to her and shall observe in good faith directives and specific instructions given to her. The Employee acknowledges that this management function requires a higher degree of loyalty to the Company and the LafargeHolcim Group. The Employee is expected to invest her entire work to the benefit of the Company and the LafargeHolcim Group and to refrain from any activities which could have an adverse effect on or conflict with the Company’s interests, the interests of the LafargeHolcim Group or the Employee’s performance.

In case of any conflict between personal and the Company’s interests or the interests of the LafargeHolcim Group, the Employee undertakes to observe the Company’s interests or the interests of the LafargeHolcim Group, in particular with respect to the exercise of a public office.

In particular, the Employee agrees that she will not:

directly or indirectly advise, serve as a president, member of the Board of Directors, employee, agent etc. or perform duties for another firm, person, company or another organization (against payment or without payment) without having been granted the prior written permission of the Company;

possess an equity investment of the voting capital or any other form of interest in any third company with which the Company or any affiliate of the Company has business relations or is in competition with; accept any payments, gifts, loans or other benefits in connection with her services under this Employment Contract, except for usual complementary gifts of low value at the end of the year or at closing of a project to the extent permitted under the applicable policy of the LafargeHolcim Group;

proceed to make private investments or build up business relations on her behalf and for her own account which may compromise the interests of the Company and its affiliates or the LafargeHolcim Group.

8.	Confidentiality

The Employee understands and acknowledges that during the course of employment by the Company, she will have access to and learn about confidential, secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to the Company, the LafargeHolcim Group, and their businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”).

The Employee further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company and the LafargeHolcim Group is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by the Employee will cause irreparable harm to the Company and the LafargeHolcim Group, for which remedies at law will not be adequate and may also cause the Company or the LafargeHolcim Group to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

For purposes of this Employment Contract, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating to: business processes, practices, methods, policies, plans, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, work-in-process, technologies, supplier information, vendor information, financial information, legal information, marketing information, pricing information, market studies, and sales information of the Company or the LafargeHolcim Group or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Company or the LafargeHolcim Group in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information developed by her in the course of her employment by the Company shall be subject to the terms and conditions of this Employment Contract as if the Company furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf.

9.	Intellectual Property Rights

The rights to any work products and any know-how, which the Employee creates or in which creation she participates while performing her employment activity, belong exclusively to the Company. To the extent that work products (e.g. software, reports, and documentations) are protected by copyrights, the Employee hereby assigns to the Company any and all rights related to such work products, particularly the copyright and any and all rights of use.

10.	Return of Property

Upon the Company’s first request, but in no case later than at the end of her employment or the start of the garden leave, the Employee shall return to the Company all work products related to the Company or the LafargeHolcim Group and the like regardless of the form in which they exist (including computer files, source codes and documentation). There is no right of retention.

The Employee further acknowledges that it shall be forbidden to make any records or copies of such work products, of products and documents pertaining to the Company or the LafargeHolcim Group, of contracts and correspondence for her private use or purposes unrelated to the performance of this Employment Contract.

11.	Non-Competition Covenant

(a)
The Employee understands that the nature of the Employee’s position gives the Employee access to and knowledge of Confidential Information and places the Employee in a position of trust and confidence with the Company and the LafargeHolcim Group. The Employee agrees that her access to and knowledge of Confidential Information includes various global operations of the LafargeHolcim Group. The Employee also understands and acknowledges that the services the Employee provides to the Company are unique, special, and involve strategic and financial planning as well as developing product lines and developing competitive advantages.

(b)
The Employee further understands and acknowledges that the Company’s ability to reserve these services for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the services by the Employee is likely to result in unfair or unlawful competitive activity.

(c)
Because of the Company’s legitimate business interest as described in this Employment Contract and the good and valuable consideration offered to the Employee under this Employment Contract, the sufficiency of which is acknowledged, during the term of the Employee’s employment, including during any garden leave, and for the period of one (1) year, to run consecutively, beginning on the last day of the Employee’s employment with the Company whether terminated for any reason or no reason, by the Employee or the Company, the Employee agrees and covenants not to engage in Prohibited Activity, as defined in Paragraph 11(d) below, within the United States and agrees and covenants not to engage in Prohibited Activity, as defined in Paragraph 11(e) below, anywhere in the world.

(d)
For purposes of this non-compete clause, “Prohibited Activity” is activity in which the Employee contributes the Employee’s knowledge that was utilized or acquired in her employment with the Company, directly or indirectly, in whole or in part, as an employee, company, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity in the United States engaged in the same or similar business as the Company or the LafargeHolcim Group, in the following industries: cement, aggregates, ready-mix concrete, waste management, and large construction projects.

(e)
In addition, and for purposes of this non-compete clause, “Prohibited Activity” also means activity in which the Employee contributes the Employee’s knowledge that was utilized or acquired in her employment with the Company, directly or indirectly, in whole or in part, as an employee, company, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity anywhere in the world engaged in the same or similar business as the Company or the LafargeHolcim Group, in the following industries: commercial roofing, commercial roofing insulation, commercial roofing systems (including, but not limited to “green roofing systems” or other energy-saving roofing systems), commercial waterproofing systems, and any industry that overlaps with other elements of the Solutions & Products business of which Employee will be the Head.

(f)	“Prohibited Activity” also includes activity that may require disclosure of trade secrets or proprietary information of the Company or the LafargeHolcim Group, or Confidential Information.

(g)
Nothing in this Employment Contract shall prohibit Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation.

(h)
This section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

12.	Non-Solicitation of Employees

The Employee understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. The Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, or attempt to solicit, hire, or recruit, any employee of the Company or the LafargeHolcim Group (“Covered Employee”) or induce the termination of employment of any Covered Employee for one (1) year, beginning on the Employee’s last day of employment with the Company, regardless of the reason for the employment termination.

This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, Linkedln, Instagram, and Twitter, and any other social media platform, whether or not in existence at the time of entering into this Employment Contract. However, it will not be deemed a violation of this Employment Contract if the Employee merely updates the Employee’s Linkedln profile/social media status to reflect the Employee’s new employment or connects with a Covered Employee on Facebook, LinkedIn, or other social media platform without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this section.

This section does not restrict or impede, in any way, and shall not be interpreted or understood as restricting or impeding, the Employee from discussing the terms and conditions of the Employee’s employment with co-workers or union representatives/exercising the Employee’s rights under Section 7 of the National Labor Relations Act or exercising protected rights that cannot be waived by agreement.

13.	Remedies

 In the event of a breach or threatened breach by the Employee of any of the provisions of this Employment Contract, the Employee hereby consents and agrees that the Company shall be entitled to, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

14.	Data Protection

The Employee agrees that the Company may forward to its affiliated companies in Switzerland and abroad, in particular in the USA, the Employee’s data for processing purposes.

15.	Regulations

The Employee acknowledges that she is obliged to comply with the LafargeHolcim Group’s regulations in their respective applicable version (as amended from time to time). The Employee confirms that she has reviewed all regulations applicable to the Executive Committee and the other documents applicable to all employees of the LafargeHolcim Group (the “Documents”) and is entirely in agreement with them (including the Trade and Insider Restriction Directive).

16.	Amendments

This Employment Contract may not be amended or changed except by a writing signed by both parties. In the event of any conflict between this Employment Contract and mandatory Swiss law, the Company shall have the right to unilaterally modify this Employment Contract to the extent necessary to comply with the mandatory law of Switzerland. The Company reserves the right to unilaterally change or amend the Documents at any time.

17.	Entire Agreement

This Employment Contract, including the Documents and any other documents referred to herein, constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof, and shall supersede all prior oral and written offers, assurances or agreements of the parties relating hereto.

18.	Headings for Convenience Only

The section headings in this Employment Contract are for convenience only and form no part of the agreement between the Company and the Employee.

19.	Governing Law

This Employment Contract shall be governed by and construed in accordance with the laws of the State of Illinois with the express exclusion of the rules on conflict of laws.

20.	Jurisdiction

All disputes arising out of or relating to this Employment Contract shall be adjudicated in a state or federal court located in the State of Illinois and the parties hereto hereby submit to their jurisdiction and will not seek redress in any other forum.

This Employment Contract has been executed in two (2) originals.

Zug, 1 March 2021

For Holcim (US) Inc.

/s/ Ian Johnston	/s/ Craig Knot

Ian Johnson	Craig Knot

Agreed:

/s/ Jamie Gentoso

Jamie Gentoso